FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
November 7, 2012	317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis
Announces Results of 2012 Board of Directors Election

The Federal Home Loan Bank of Indianapolis announces the certified results of the Indiana election of member directors and the district-wide election of independent directors to its Board of Directors for terms beginning January 1, 2013 and ending on December 31, 2016.

The following two member directors were elected in Indiana:

Maurice F. Winkler III, President-CEO of People Federal Savings Bank of DeKalb County, Auburn, Indiana was elected to the first open Indiana member director seat.

Karen F. Gregerson, Senior Vice President & CFO of STAR Financial Bank, Fort Wayne, Indiana was elected to the second open Indiana member director seat.

The following two incumbent independent directors were re-elected in the district-wide election:

Carl E. Liedholm, Professor of Economics at Michigan State University, East Lansing, Michigan, was elected to the first open independent director seat.

Jonathan P. Bradford, President and CEO of Inner City Christian Federation, Grand Rapids, Michigan, was elected to the second open independent director seat. Mr. Bradford was also designated as a public interest director.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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